Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2014, with respect to the financial statements included in the Annual Report of Interleukin Genetics, Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Interleukin Genetics, Inc. on Form S-3 (Nos. 333-163987, 333-83631, 333-53558, 333-56558, 333-101088 and 333-107782) and on Form S-8 (Nos. 333-47343, 333-67147, 333-32538, 333-62638, 333-118551, 333-176270, 333-184946 and 333-190627).

/s/ Grant Thornton LLP
Boston, Massachusetts
March 20, 2014